Exhibit 10.29.6

February 10, 2010

ClearPoint Business Resources, Inc.
1600 Manor Drive, Suite 110
Chalfont, Pennsylvania 18914

Re:	Default Waiver

Dear Sirs:

Reference is made to (i) the Amended and Restated Revolving Credit Agreement dated as of August 14, 2009 (the “Loan Agreement”) by and between ComVest Capital, LLC (the “Lender”) and ClearPoint Business Resources, Inc. (the “Borrower”), (ii) the Waiver letter dated August 14, 2009 (“Waiver Letter”) by and between the Lender and the Borrower, with respect to certain Events of Default existing at the date thereof, and (iii) the Registration Rights dates as of June 20, 2008 (as amended, the “Registration Rights Agreement”) made by the Borrower for the benefit of the Lender and all other and/or subsequent Holders ( as such term is defined in such Registration Rights Agreement). All capitalized terms used without herein without definition have the respective meanings ascribed to them in the Loan Agreement.

1.            The Lender hereby waives the following Events of Default which have occurred and are continuing on the date hereof:

(a)           The Borrower’s failure to pay approximately $108,000 of accrued interest under the Revolving Credit Note that was due and payable on February 1, 2010;

(b)           The Borrower’s failure to pay the $60,000 installment of the Modification Fee that was due and payable on January 1, 2010;

(c)           The entry against the Borrower of a summary judgment in the amount of $166,586.88 in favor of AICCO, Inc., and in respect thereof, the Borrower’s execution and delivery to AICCO, Inc. of Judgment Note dated December 23, 2009 in the principal amount of $195,329.55 and

(d)           The Borrower’s default in payment under the Borrower’s outstanding promissory note payable to Staffbridge.

2.             The Lender hereby further waives (a) the requirement for the payment of the additional interest described in the third paragraph of the Waiver Letter, and (b) any increase in the applicable interest rate at any time by reason of the Event of Default described in paragraph 1 above.

3.             The Lender will not require the preparation or filling of a registration statement in respect to the Warrant Shares unless and until specific written demand thereof is made by the Lender to the Borrower, and the required time periods for the filing and effectiveness of any registration statement under the Registration Rights Agreement subsequent to the date thereof shall not commence unless and until such specific written demand is made by the Lender to the Borrower.

These waivers are specifically limited to the Events of Default and other matters stated above, and do not extend to any other Events of Default or any future Events of Default (whether of like or unlike nature to the Events of Default stated above) or any other matters not specifically addressed above. These waivers are without prejudice to the Lender’s exercise of the Warrant of the increased number of shares on February 9, 2010, and in that regard, these waivers are and shall be deemed to be given subsequent to such exercise of the Warrant.

Very truly yours,

COMVEST CAPITAL, LLC
By: ComVest Capital Management, LLC, its Manager

By:	/s/ Gary E. Jaggard
Name: Gary E. Jaggard
Title: Managing Director